SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2004

Aether Systems, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-27707 (Commission File Number)	52-2186634 (IRS Employer Identification No.)

11500 Cronridge Drive
Suite 110
Owings Mills, MD 21117
(Address of Principal Executive Offices, including Zip Code)

(410) 654-6400
(Registrant’s Telephone Number, Including Area Code)

Item 5.   Other Events

On July 20, 2004, Aether Systems, Inc. (“Aether”) signed a definitive agreement to sell its Transportation segment to Slingshot Acquisition Corporation, a Delaware corporation formed to acquire the business and an affiliate of Platinum Equity, a global acquisition firm with its headquarters in Los Angeles, California (“Platinum”). Pursuant to the asset purchase agreement, at closing Aether will receive $25 million in cash, subject to a post-closing adjustment (up or down) to the extent the Transportation segment’s adjusted net working capital at closing is higher than $28.2 million or lower than $27.6 million.

The transaction is structured as a sale of assets and assumption of certain liabilities. The assets being sold consist of all of the assets used primarily in the Transportation segment. Platinum will assume responsibility for substantially all post-closing liabilities, and certain historical liabilities, of the Transportation segment, all as specified in the asset purchase agreement. Platinum and Aether also plan to enter into a transition services agreement to provide for the orderly transition of the business to Platinum.

The asset purchase agreement contains customary representations and warranties, as well as mutual indemnifications for breaches of representations, warranties and covenants. Aether’s indemnity obligation for breaches of representations and warranties generally is capped at $10 million and does not apply unless Platinum incurs losses of more than $250,000 in the aggregate.

David Oros, Aether’s Chairman and CEO, who beneficially owns approximately 10% of Aether’s outstanding common stock, has agreed to vote his shares of Aether common stock in favor of the sale of the transaction with Platinum.

The closing of the transaction is subject to the satisfaction of customary conditions for a deal of this type, including approval by Aether’s stockholders and receipt of certain third-party consents. The closing is not subject to the receipt of third-party financing, as Platinum Equity’s recently formed $700 million private equity fund, has committed to provide up to 100% of the funds required for the acquisition.

The Company expects that it will record a non-cash impairment charge of $10-$12 million in the second quarter of 2004 to reduce the carrying value of long-lived assets, including the goodwill related to the Transportation business, to the value implied by the negotiated sale price for that business. This charge would reduce the amount of long-lived assets, including goodwill, on the Company’s balance sheet as of June 30, 2004 and also increase the Company’s per share net loss for the second quarter by approximately $0.23-$0.27. This is an estimate of the anticipated impairment charge and is subject to change as the Company completes its closing procedures for the second quarter. The Company expects to announce second quarter results on August 5, 2004.

A copy of the asset purchase agreement will be included with the proxy statement that Aether will mail to its stockholders in advance of the special meeting of stockholders to be called to consider the transaction. Aether’s board of directors unanimously voted to recommend approval of the transaction by Aether’s stockholders, and the Company expects to hold the special meeting of stockholders before the end of the third quarter.

A copy of the press release announcing the transaction is furnished as exhibit 99.1.

Item 7.   Financial Statements and Exhibits

(c)   Exhibits

99.1:   Press Release of Aether Systems, Inc., dated July 21, 2004.

SIGNATURES

     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on July 22, 2004.

AETHER SYSTEMS, INC.
/s/ David C. Reymann
Date: July 22, 2004	By: David C. Reymann
Its: Chief Financial Officer